EXHIBIT 99.1

September 15, 2009

Left Behind Games Inc. – CEO Update

Dear Fellow Stockholders:

Wal-Mart Test and Marketing Details

The Walmart test has been modified to include 3 of our 6 games in precisely 100 stores in the Dallas/Houston Texas regions. To create a successful test in the eyes of Walmart, the company need only sell one of each game per week per store. After which, Walmart is expected to expand distribution to the majority of its stores nationwide. To drive traffic to Texas-based Walmarts, the company plans to distribute more than 17,000 games for free to church Pastors along with an appeal to support Christian games by driving their customers to the stores. The mailing plan is to ship 1,500 games to churches weekly from the 2nd week in October through Christmas until the New Year. I expect we will substantially exceed the results necessary to attain national distribution through Wal-Mart.

Current Outstanding Shares and Dilution

Although our outstanding share count has increased, be assured the Board of Directors continues to carefully consider matters of dilution. Specifically, our company has been remarkably friendly to shareholders interested in averaging-down their investments and the Board plans to continue in this manner. However, because most shareholders who have made the decision to reinvest have already done so, the company anticipates share issuances for these reasons to be in decline.

Turning the Corner

On March 31, 2007, the Company had a Net Loss of more than $24 million. On March 31, 2008, the Company had a Net Loss of just over $6 million. And finally, on March 31, 2009, the Company had a Net Loss of less than $1.9 million. The Company believes fiscal 2010, the year ending March 31, 2010, will show profitability.

Most sincerely,

/s/ Troy Lyndon

Troy Lyndon

Chief Executive Officer

Inspired Media Entertainment

Left Behind Games Inc.

troy@inspiredmedia.com

(951) 634-5457 Direct

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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